Exhibit 10.16
Tollgrade Communications, Inc.
2006 Long-Term Incentive Compensation Plan
STOCK APPRECIATION RIGHTS AGREEMENT
     This Stock Appreciation Rights Agreement (“Agreement”), dated as of March 25, 2010, is entered into between Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), and Edward H. Kennedy (the “Grantee”).
          WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company to make the grant provided for herein, and the Grantee desires to accept such grant, upon and subject to the terms and conditions described herein; and
          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Grant of SARs. The Company hereby confirms the grant to the Grantee on March 23, 2010 (the “Date of Grant”) of 250,000 Stock Appreciation Rights (the “SARs”) in accordance with the terms hereof with respect to an equal number of shares of common stock of the Company, par value $.20 per share (the “Common Stock”), each SAR relating to one share of Common Stock, at a grant price of $6.31 per share (the “Grant Price”), under and subject to the terms and conditions of the Company’s 2006 Long-Term Incentive Compensation Plan, as amended and restated (the “Plan”) and this Agreement. The Plan is incorporated herein by reference and made a part hereof as though set forth in full herein. Terms which are capitalized herein but which are not defined herein have the same meaning as in the Plan unless the context otherwise requires. The Grantee accepts the SARs and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the Award described herein.
          2. SARs. Each SAR represents the right, upon the vesting of such SAR in accordance with Section 3 hereof, to receive an amount payable in cash which is equal to the Stock Appreciation (as defined herein). For purposes of this Agreement, the “Stock Appreciation” for each SAR is the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise (which, as provided in Section 4, shall be the Vesting Date) over the Grant Price. No shares of Common Stock shall be issued to the Grantee at the time the Award is made, nor shall any shares of Common Stock be issued to the Grantee at the time any SARs are exercised pursuant to the provisions hereof. The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any SARs. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this Award, and upon the vesting of such Award the Grantee shall be an unsecured creditor of the Company.
          3. Vesting and Forfeiture. (a) Subject to Section 3(b), the SARs awarded under this Agreement shall vest on the date of closing of a Corporate Transaction (the “Vesting Date”), subject in all respects to the occurrence of such closing. As used herein, a “Corporate Transaction” shall mean a transaction which results in a Change in Control of the Company pursuant to clause (a), (b)(ii) or (b)(iii) of the Plan, subject to the last paragraph of Section 2.7 of the Plan.
          (b) If, prior to the Vesting Date, the Grantee (i) is removed from the Company’s Board of Directors for cause, (ii) voluntarily steps down from serving as the Chairman of the Company’s Board of Directors, (iii) resigns from the Board of Directors (other than pursuant to the majority voting standard described in the Board’s Guidelines on Corporate Governance Issues) or elects not to stand for re-election, or (iv) resigns from the Board of Directors pursuant to such majority voting standard and such resignation is accepted by the Board of Directors, then upon the effectiveness of any of such events all SARs covered by this Agreement will be forfeited to the Company.

          4. Exercise Procedures. (a) All vested SARs shall automatically be deemed to be exercised on the Vesting Date, provided that the Fair Market Value of a share of Common Stock on the Vesting Date is greater than the Grant Price. Upon such exercise, the Company shall deliver to the Grantee a cash payment in an amount equal to the number of vested SARs times the Stock Appreciation (as defined in Section 2 above). Upon exercise of each SAR, the SAR will terminate and cease to be outstanding.
               (b) SARs may only be exercised as provided herein if the Fair Market Value of a share of Common Stock on the Vesting Date is greater than the Grant Price. In the event the Fair Market Value of a share of Common Stock on the Vesting Date is not greater than the Grant Price, the SARs shall not be exercised and shall instead be forfeited on the Vesting Date.
          5. Termination of SARs. The SARs shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless the SARs are terminated or forfeited at an earlier date pursuant to the provisions of this Agreement or the Plan.
          6. Withholding of Taxes. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Grantee acknowledges that he has been advised to consult with a tax advisor concerning the tax consequences of exercising the SARs.
          7. Interpretation of Plan and Agreement. This Agreement is an Award Agreement referred to in Section 7.3 of the Plan. This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control. However, there may be provisions in this Agreement not contained in the Plan, which provisions shall nonetheless be effective. In addition, to the extent that provisions of the Plan are expressly modified for purposes of this Agreement pursuant to authorization in the Plan, the provisions of this Agreement shall control. Any dispute or disagreement which shall arise under or in any way relate to the construction or interpretation of the Plan or this Agreement shall be resolved by the Appropriate Administrator, and the decision of the Appropriate Administrator shall be final, binding and conclusive for all purposes.
          8. Effect of Agreement on Rights of Company and the Grantee. This Agreement does not confer any rights on the Grantee to continue as a Director of the Company or as Chairman of the Company’s Board of Directors.
          9. Binding Effect. This Agreement shall be binding upon the successors and assigns of the Company and upon the legal representatives, heirs and legatees of the Grantee.
          10. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.
          11. Amendment. This Agreement may be amended only a written instrument signed by the Company and the Grantee.
          12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, except for its conflicts of laws.

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Jennifer M. Reinke
Name: Jennifer M. Reinke
Title: General Counsel and Secretary

WITNESS:

/s/ Joseph O’Brien	/s/ Edward H. Kennedy

Edward H. Kennedy